ENCORE COMPUTER CORPORATION
Computation of Loss per Share                                 Exhibit 11
(in thousands except per share data)


                                   Three Months Ended

                             March 31,            April 2,
Primary                          1996                1995
                             -----------        -------------
Net loss                    $    (16,897)     $     (19,182)


Series B, D, E, F and
 G Preferred Stock Dividends     (5,954)            (4,093)
                                -------------    -------------
Net loss attributable to
    common shareholders     $    (22,851)      $    (23,275)
                              ============         ============

Weighted average common
    shares outstanding             36,350               34,176
Series A assumed converted          7,364                7,364
                               -----------          ------------
Weighted average shares
 outstanding                       43,714               41,540



Loss per common share        $      (.52)          $    (.56)
                              ============        =============

Assuming Full Dilution

Net loss                     $    (16,897)         $    (19,182)




Weighted average common
    shares outstanding             36,350                 34,176
Series A assumed converted          7,364                  7,364
Series B assumed converted         21,551                 20,801
Series D assumed converted         33,783                 31,840
Series E assumed converted         33,708                 32,535
Series F assumed converted         12,622                      0
Series G assumed converted          6,587                      0
Exercise of options reduced by
 the number of shares purchased
  with proceeds                     4,212                  4,624
                                 -----------        -------------
Weighted average shares
   outstanding                    156,177                131,340
                                 ===========          ===========


Loss per common share:           $  (.11)             $    (0.15)
                                 ===========          ============